Exhibit 99.1
18 August 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
ACQUISITION OF THE FAIRMONT HOTEL IN ST ANDREWS, SCOTLAND FOR APPROXIMATELY £32.4 MILLION
Kennedy Wilson Europe Real Estate Plc (“KWERE” or the “Company”), a London Stock Exchange listed company that invests primarily in real estate and real estate loans in Europe (LSE: KWE), is pleased to announce that it has entered into an agreement to acquire the Fairmont Hotel, St Andrews, Scotland from SABD Holding (UK) Limited. The purchase price of approximately £32.4 million represents a price per key of c. £155,000. The share acquisition is expected to complete in August 2014 and will be funded from the Company’s cash resources.

The iconic property is operated by Fairmont Hotels and Resorts, a premium hospitality company with a global reputation, under a management agreement until 2031. Set within 520 acres of land in St Andrews bay the hotel and resort comprises 209 rooms, with extensive high-quality conference facilities, two four-bed manor houses, two 18-hole golf courses, a fitness centre and spa, as well as several food and beverage offerings.

Located in the heart of Europe’s premier golf destination coupled with its vast conferencing and events space, the hotel attracts business and leisure travellers alike. The resort presents a number of exciting asset management and value-add opportunities. Opportunities for both further strategic investment and capital expenditure exist, including upgrades to the club house and other amenities within the hotel.

The property is the Company’s second high quality hotel purchase following the purchase of the Portmarnock Hotel, Dublin in June 2014, which comprises a 138-room seafront hotel and Bernard Langer designed 18-hole golf links.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented on the acquisitions: “This is an excellent addition to our portfolio - a high quality and well managed hotel which represents our second hotel transaction within two months. Furthermore this asset provides a number of good opportunities to leverage our extensive asset management expertise through which we expect to be able to add significant value over the medium term.”
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For further information, please contact:

FTI Consulting – financial public relations
Richard Sunderland/Dido Laurimore/Nick Taylor:                +44 (0)203 727 1000
kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com.
About Kennedy Wilson
Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.